UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 16, 2010
RIGHTNOW TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-31321	81-0503640

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

136 ENTERPRISE BOULEVARD, BOZEMAN, MT	59718

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (406) 522-4200
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Purchase Agreement
     On November 16, 2010, RightNow Technologies, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Credit Suisse Securities (USA) LLC as representative of the initial purchasers named on Schedule A thereto (the “Initial Purchasers”), relating to the sale by the Company of $150 million in aggregate principal amount of the Company’s 2.50% Convertible Senior Notes due 2030 (the “Notes”). In addition, the Company granted the Initial Purchasers an over-allotment option to purchase, within 13 days from the date of the Purchase Agreement, up to an additional $25 million in aggregate principal amount of the Notes on the same terms and conditions. The initial purchasers exercised their over-allotment option in full on November 19, 2010. The net proceeds from the offering, after deducting the Initial Purchasers’ discounts and commissions and the estimated offering expenses payable by the Company, were approximately $169.9 million.
     The Purchase Agreement includes customary representations, warranties and covenants. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.
     The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Indenture
     On November 22, 2010, $175 million in aggregate principal amount of the Notes were sold to the Initial Purchasers at a price of $1,000 per Note, less an Initial Purchasers’ discount. The Notes are to be resold by the Initial Purchasers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The Notes are governed by an Indenture dated as of November 22, 2010 (the “Indenture”) by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Notes will bear interest at a rate of 2.50% per year, payable semi-annually in arrears in cash on May 15 and November 15 of each year, commencing May 15, 2011. The Notes will mature on November 15, 2030 unless earlier redeemed, repurchased or converted.
     The Notes will be convertible at any time, at the holder’s option, into shares of the Company’s common stock at an initial conversion rate of 31.3588 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $31.89 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events. In addition, upon the occurrence of a “fundamental change” (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such fundamental change.
     The Company may not redeem any of the Notes at its option prior to November 20, 2015. At any time on or after November 20, 2015, the Company will have the right, at its option, to redeem the Notes in whole or in part for cash at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest to, but excluding, the date of redemption. On November 15, 2015, November 15, 2020 and November 15, 2025, holders may require the Company to repurchase all or a portion of their Notes for cash in an amount equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase.
     Upon the occurrence of a fundamental change, holders may require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
     The Notes will be the Company’s general unsecured obligations and will rank senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes. None of the Company’s subsidiaries will guarantee any of the Company’s obligations with respect to the Notes.
     The Indenture contains customary terms and covenants that upon certain events of default the Notes may be due and payable immediately. Such events of default include the following:
     (1) the Company defaults in the payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 days;
     (2) the Company defaults in the payment of principal of any Note when the same becomes due and payable at the maturity date, upon redemption or upon exercise of a repurchase right or otherwise;
     (3) failure by the Company to deliver shares of its common stock due upon the conversion of any Notes and such failure continues for a period of five days following the scheduled settlement date;
     (4) failure by the Company to give a fundamental change notice when and as required by the Indenture;
     (5) failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;
     (6) the Company defaults in the performance of or breaches any other covenant or agreement in the Indenture with respect to the Notes (other than a covenant or agreement in respect of which a default or breach is specifically addressed in clauses (1) through

(5) above) and such default or breach continues for a period of 60 consecutive days after written notice of such default is delivered to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the Notes then outstanding;
     (7) an event of default as defined under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any of its “significant subsidiaries” (as defined in the Indenture) for money borrowed, whether such indebtedness now exists or shall hereafter be created, if that default:
•	constitutes the failure to pay when due (at express maturity, upon acceleration as a result of an event of default or otherwise) indebtedness in an aggregate principal amount in excess of $15,000,000, and

•	such default continues for a period of 10 days after written notice thereof is delivered to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the Notes then outstanding without such default having been cured or waived, such acceleration having been rescinded or annulled (if applicable) and such indebtedness not having been paid or discharged; or
     (8) certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries.
     If an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, and in each and every such case, except for any Notes the principal of which shall have already become due and payable, either the trustee by notice to the Company, or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by notice to the Company and to the trustee, may declare 100% of the principal amount of, and accrued and unpaid interest (including additional interest, if any) on all the Notes then outstanding, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an event of default described in clause (8) occurs and is continuing with respect to the Company, then 100% of the principal amount of, and all accrued and unpaid interest (including additional interest, if any) on all the Notes then outstanding shall automatically be and become immediately due and payable.
     The foregoing summary is qualified in its entirety by reference to the text of the Indenture, which is included as Exhibit 4.1 hereto and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
     The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
     The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers may then resell the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement. To the extent that any shares of common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and issuance of shares of common stock. The number of shares of common stock issuable upon conversion of each $1,000 principal amount of Notes is initially 31.3588, subject to adjustment, and increase up to 40.7664, subject to adjustment, if the conversion price is adjusted to its lowest point as a result of certain fundamental changes.
Item 8.01. Other Events.
     On November 22, 2010, the Company issued a press release announcing the closing of its offering of the Notes. A copy of this press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial statements of business acquired.

Not Applicable

(b)	Pro forma financial information.

Not applicable

(c)	Shell company transactions.

Not applicable

(d)	Exhibits.

Exhibit
No.	Description of Exhibit
4.1	Indenture between RightNow Technologies, Inc. and The Bank of New York Mellon Trust Company, N.A., dated as of November 22, 2010, including the form of 2.50% Convertible Senior Note due 2030 (included as Exhibit A to the Indenture).

10.1	Purchase Agreement dated November 16, 2010 between RightNow Technologies, Inc. and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers named in Schedule A thereto.

99.1	Press Release dated November 22, 2010, announcing the closing of the offering of the Notes.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGHTNOW TECHNOLOGIES, INC. (Registrant)
Dated: November 22, 2010	/s/ Jeffrey C. Davison
Jeffrey C. Davison
Chief Financial Officer, Senior Vice President and Treasurer

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit
4.1	Indenture between RightNow Technologies, Inc. and The Bank of New York Mellon Trust Company, N.A., dated as of November 22, 2010, including the form of 2.50% Convertible Senior Note due 2030 (included as Exhibit A to the Indenture).

10.1	Purchase Agreement dated November 16, 2010 between RightNow Technologies, Inc. and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers named in Schedule A thereto.

99.1	Press Release dated November 22, 2010, announcing the closing of the offering of the Notes.